Exhibit 99.1

Lands’ End Announces First Quarter Fiscal 2022 Results

DODGEVILLE, Wis., June 2, 2022 (GLOBE NEWSWIRE) – Lands’ End, Inc. (NASDAQ: LE) today announced financial results for the first quarter ended April 29, 2022.

Jerome Griffith, Chief Executive Officer, stated, “Despite revenue pressure from global supply chain issues and the impact of inflation on the consumer, we achieved our profit expectations. We continued to successfully execute on our strategic initiatives and are encouraged by the performance of our Outfitters business, which increased 33%, and by our expanding Third Party business, which increased 83%. I am very proud of our team, whose performance, in light of these headwinds, has reinforced my confidence in our long-term strategy, as we continue to capitalize on our digitally-led business model to advance our four strategic pillars of growth.”

First Quarter Financial Highlights:

•	For the first quarter, net revenue decreased 5.5% to $303.7 million compared to $321.3 million in the first quarter of fiscal 2021.

◦

Global eCommerce net revenue decreased 15.7% for the first quarter. Net revenue in U.S. eCommerce decreased 14.1% and International eCommerce decreased 21.7% driven by delayed receipts of key products due to global supply chain and macroeconomic challenges.

◦	Outfitters net revenue increased 32.6%, driven by stronger demand within the Company’s small and medium-sized business customers, national accounts and school uniform households.
◦

Third Party net revenue increased 83.3% primarily attributed to expanding the number of Kohl’s stores in the Third Quarter 2021 to a total of 300 retail locations, growth in existing online marketplaces, and the on-air launch of select product at QVC.

•

Gross margin decreased approximately 350 basis points to 42.5%, compared to 46.0% in first quarter of fiscal 2021. Gross margin declined by an incremental $13.6 million of transportation costs, compared to the first quarter of fiscal 2021, due to global supply chain challenges.

•

Selling and administrative expenses decreased $9.8 million to $115.7 million or 38.1% of net revenue, compared to $125.5 million or 39.1% of net revenue in first quarter of fiscal 2021. The approximately 100 basis points decrease was a result of continued expense controls and lower digital marketing spend partially offset by deleverage on lower sales.

•	Net loss was $2.4 million, or $0.07 loss per diluted share. This compares to Net income of $2.6 million or $0.08 earnings per diluted share in the first quarter of fiscal 2021.

•	Adjusted EBITDA decreased to $13.8 million compared to $22.5 million in the first quarter of fiscal 2021.

First Quarter Business Highlights:

•	Expanded Third Party business with a highly successful launch of QVC on-air partnership.
•	Outfitters business experienced strong demand across all three sales channels.
•	The Company delivered profit within its expected range despite the ongoing global supply chain challenges, changing consumer landscape and difficult macroeconomic conditions.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $22.0 million as of April 29, 2022, compared to $36.2 million as of April 30, 2021.

Net cash used in operations was $122.4 million for the 13 weeks ended April 29, 2022, compared to $38.7 million for the 13 weeks ended April 30, 2021. The increase in Net cash used in operations was primarily driven by an increase year over year in inventories due to continued global supply chain challenges.

Inventories, net, was $436.9 million as of April 29, 2022, and $394.3 million as of April 30, 2021.

As of April 29, 2022, the Company had $125.0 million of borrowings outstanding and $135.4 million of maximum availability, before consideration of a loan cap related to its borrowing base under its asset-based senior secured credit facility, compared to $80.0 million of borrowings and $178.1 million of maximum availability, before consideration of the loan cap related to its borrowing base as of April 30, 2021. Additionally, as of April 29, 2022, the Company had $254.4 million of term loan debt outstanding compared to $268.1 million of term loan debt outstanding as of April 30, 2021.

Outlook

Jim Gooch, President and Chief Financial Officer, stated, “We are pleased to have met our Adjusted EBITDA expectations despite the ongoing industry-wide supply chain challenges and macro headwinds. Our results demonstrate the ability of our team to successfully deliver in a challenging operating environment. As we look forward to the remainder of the year, we expect ongoing pressures including supply chain delays and consumer inflation to impact our business. Longer term, based on our proven business model and continued focus on the execution of our growth strategies, we remain confident in our growth targets.”

For the second quarter of fiscal 2022 the Company expects:

•	Net revenue to be between $335.0 million and $350.0 million.
•	Net loss to be between $(6.0) million and $(3.0) million and diluted loss per share to be between $(0.18) and $(0.09).
•	Adjusted EBITDA in the range of $10.0 million to $14.0 million.

This second quarter outlook assumes approximately $13.0 million of incremental transportation expenses due to the global supply chain challenges.

For fiscal 2022 the Company expects:

•	Net revenue to be between $1.62 billion and $1.68 billion.
•	Net income to be between $20.0 million and $29.0 million, and diluted earnings per share to be between $0.60 and $0.88.
•	Adjusted EBITDA in the range of $100.0 million to $112.0 million.
•	Capital expenditures of approximately $37.0 million.

This full year outlook assumes approximately $35.0 million of incremental transportation expenses due to the global supply chain challenges and gross margin improvement in the second half of the year, as higher supply chain costs are lapped.

Conference Call

The Company will host a conference call on Thursday, June 2, 2022, at 8:30 a.m. ET to review its first quarter financial results and related matters. The call may be accessed through the Investor Relations section of the Company’s website at http://investors.landsend.com or by dialing (866) 753-5836.

About Lands’ End, Inc.

Lands’ End, Inc. (NASDAQ:LE) is a leading uni-channel retailer of casual clothing, accessories, footwear and home products. We offer products online at www.landsend.com, through Company Operated stores and through third-party distribution channels. We are a classic American lifestyle brand with a passion for quality, legendary service and real value and seek to deliver timeless style for women, men, kids and the home.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the Company’s confidence in its long-term strategy and ability to capitalize on its business model to advance its pillars of growth; the expectation for ongoing pressures, including supply chain delays and consumer inflation, and the expected impact of these pressures on the business, for the remainder of fiscal 2022; the Company’s confidence in its ability to achieve its long-term growth targets; and the Company’s outlook and expectations as to net revenue, net income (loss), earnings (loss) per share and Adjusted EBITDA for the second quarter of fiscal 2022 and for the full year of fiscal 2022, capital expenditures for fiscal 2022, assumptions regarding incremental transportation expenses due to the global supply chain challenges in the second quarter of fiscal 2022 and full year of fiscal 2022 and gross margin improvement in the second half of fiscal 2022, as higher supply chain costs are lapped. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: global supply chain challenges have resulted in a significant increase in inbound transportation costs and delays in receiving product; further disruption in the Company’s supply chain, including with respect to its distribution centers, third-party manufacturing partners and logistics partners, caused by limits in freight capacity, increases in transportation costs, port congestion, other logistics constraints, and closure of certain manufacturing facilities and production lines due to COVID-19 and other global economic conditions; the impact of global economic conditions, including inflation, on consumer discretionary spending; the impact of COVID-19 on operations, customer demand and the Company’s supply chain, as well as its consolidated results of operation, financial position and cash flows; the Company may be unsuccessful in implementing its strategic initiatives, or its initiatives may not have their desired impact on its business; the Company’s ability to offer merchandise and services that customers want to purchase; changes in customer preference from the Company’s branded merchandise; the Company’s results may be materially impacted if tariffs on imports to the United States increase and it is unable to offset the increased costs from current or future tariffs through pricing negotiations with its vendor base, moving production out of countries impacted by the tariffs, passing through a portion of the cost increases to the customer, or other savings opportunities; customers’ use of the Company’s digital platform, including customer acceptance of its efforts to enhance its eCommerce websites, including the Outfitters website; customer response to the Company’s marketing efforts across all types of media; the Company’s maintenance of a robust customer list; the Company’s retail store strategy may be unsuccessful; the Company’s relationship with Kohl’s may not develop as planned or have its desired impact; the Company’s dependence on information technology and a failure of information technology systems, including with respect to its eCommerce operations, or an inability to upgrade or adapt its systems; fluctuations and increases in costs of raw materials as well as fluctuations in other production and distribution-related costs; impairment of the Company’s relationships with its vendors; the Company’s failure to maintain the security of customer, employee or company information; the Company’s failure to compete effectively in the apparel industry; legal, regulatory, economic and political risks associated with international trade and those markets in which the Company conducts business and sources its merchandise; the Company’s failure to protect or preserve the image of its brands and its intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide the Company with services in connection with certain aspects of its business to perform their obligations; the Company’s failure to timely and effectively obtain shipments of products from its vendors and deliver merchandise to its customers; reliance on promotions and markdowns to encourage customer purchases; the Company’s failure to efficiently manage inventory levels; unseasonal or severe weather conditions; the adverse effect on the Company’s reputation if its independent vendors do not use ethical business practices or comply with applicable laws and regulations; assessments for additional state taxes; incurrence of charges due to impairment of goodwill, other intangible assets and long-lived assets; the impact on the Company’s business of adverse worldwide economic and market conditions, including inflation and other economic factors that negatively impact consumer spending on discretionary items; potential indemnification liabilities to Sears Holdings pursuant to the separation and distribution agreement in connection with the Company’s separation from Sears Holdings; the ability of the Company’s principal stockholders to exert substantial influence over the Company; potential liabilities under fraudulent conveyance and transfer laws and legal capital requirements; and other risks, uncertainties and factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2022. The Company intends the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS

Lands’ End, Inc.

James Gooch

President and Chief Financial Officer

(608) 935-9341

Investor Relations:

ICR, Inc.

Jean Fontana

(646) 277-1214

Jean.Fontana@icrinc.com

-Financial Tables Follow-

LANDS’ END, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share data)	April 29, 2022	April 30, 2021	January 28, 2022*
ASSETS
Current assets
Cash and cash equivalents	$22,027	$36,181	$34,301
Restricted cash	2,145	2,327	1,834
Accounts receivable, net	52,134	41,350	49,668
Inventories, net	436,859	394,287	384,241
Prepaid expenses and other current assets	39,197	36,527	36,905
Total current assets	552,362	510,672	506,949
Property and equipment, net	127,430	139,991	129,791
Operating lease right-of-use asset	33,332	34,258	31,492
Goodwill	106,700	106,700	106,700
Intangible asset	257,000	257,000	257,000
Other assets	4,740	4,056	4,702
TOTAL ASSETS	$1,081,564	$1,052,677	$1,036,634
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$13,750	$13,750	$13,750
Accounts payable	130,955	105,597	145,802
Lease liability – current	5,557	4,962	5,617
Other current liabilities	90,777	145,206	146,263
Total current liabilities	241,039	269,515	311,432
Long-term borrowings on ABL Facility	125,000	80,000	—
Long-term debt, net	231,703	242,790	234,474
Lease liability – long-term	34,855	36,693	32,731
Deferred tax liabilities	45,612	47,441	46,191
Other liabilities	4,950	6,085	5,110
TOTAL LIABILITIES	683,159	682,524	629,938
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 authorized: 480,000 shares; issued and outstanding: 33,413, 32,977 and 32,985, respectively	334	330	330
Additional paid-in capital	371,583	366,868	374,413
Retained earnings	42,224	13,865	44,595
Accumulated other comprehensive (loss)	(15,736)	(10,910)	(12,642)
TOTAL STOCKHOLDERS’ EQUITY	398,405	370,153	406,696
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,081,564	$1,052,677	$1,036,634

*Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2022.

LANDS’ END, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended
(in thousands, except per share data)	April 29, 2022	April 30, 2021
Net revenue	$303,665	$321,297
Cost of sales (excluding depreciation and amortization)	174,490	173,560
Gross profit	129,175	147,737

Selling and administrative	115,693	125,522
Depreciation and amortization	9,584	9,904
Other operating expense, net	—	443
Operating income	3,898	11,868
Interest expense	8,169	9,060
Other (income), net	(161)	(167)
(Loss) income before income taxes	(4,110)	2,975
Income tax (benefit) expense	(1,739)	336
NET (LOSS) INCOME	$(2,371)	$2,639
NET (LOSS) INCOME PER COMMON SHARE
Basic:	$(0.07)	$0.08
Diluted:	$(0.07)	$0.08

Basic weighted average common shares outstanding	33,163	32,769
Diluted weighted average common shares outstanding	33,163	33,712

Use and Definition of Non-GAAP Financial Measures

Adjusted EBITDA - In addition to our Net income (loss) determined in accordance with GAAP, for purposes of evaluating operating performance, the Company uses an Adjusted EBITDA measurement. Adjusted EBITDA is computed as Net income (loss) appearing on the Condensed Consolidated Statements of Operations net of Income tax expense/(benefit), Interest expense, Depreciation and amortization and certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our business for comparable periods and as a basis for an executive compensation metric. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and useful to investors, because:

•	EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax.

•

Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results. We have adjusted our results for these items to make our statements more comparable and therefore more useful to investors as the items are not representative of our ongoing operations.

◦	For the 13 weeks ended April 29, 2022 and April 30, 2021 we excluded the impacts of amortization of transaction related costs associated with Third Party distribution channel.

◦

For the 13 weeks ended April 30, 2021 we excluded the impact of loss on disposal of property and equipment as management considers the net gains or losses on asset valuation to result from investing decisions rather than ongoing operations.

Reconciliation of Non-GAAP Financial Information to GAAP

(Unaudited)

The following table sets forth, for the periods indicated, selected income statement data, both in dollars and as a percentage of Net revenue:

	13 Weeks Ended
(in thousands)	April 29, 2022		April 30, 2021
Net (loss) income	$(2,371)	(0.8)%	$2,639	0.8%
Income tax (benefit) expense	(1,739)	(0.6)%	336	0.1%
Other (income), net	(161)	(0.0)%	(167)	0.0%
Interest expense	8,169	2.7%	9,060	2.8%
Operating income	3,898	1.3%	11,868	3.7%
Depreciation and amortization	9,584	3.2%	9,904	3.1%
Other	344	0.1%	250	0.1%
Loss on disposal of property and equipment	—	—%	443	0.1%
Adjusted EBITDA	$13,826	4.6%	$22,465	7.0%

Second Quarter Fiscal 2022 Guidance	13 Weeks Ended
(in millions)	July 29, 2022
Net loss	$(6.0)	—	$(3.0)
Depreciation, interest, other income, taxes and other adjustments	16.0	—	17.0
Adjusted EBITDA	$10.0	—	$14.0

Fiscal 2022 Guidance	52 Weeks Ended
(in millions)	January 27, 2023
Net income	$20.0	—	$29.0
Depreciation, interest, other income, taxes and other adjustments	80.0	—	83.0
Adjusted EBITDA	$100.0	—	$112.0

LANDS’ END, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	13 Weeks Ended
(in thousands)	April 29, 2022	April 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(2,371)	$2,639
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	9,584	9,904
Amortization of debt issuance costs	765	775
Loss on disposal of property and equipment	—	443
Stock-based compensation	1,484	2,513
Deferred income taxes	244	8
Other	(232)	276
Change in operating assets and liabilities:
Accounts receivable, net	(2,824)	(3,915)
Inventories, net	(56,320)	(11,932)
Accounts payable	(15,331)	(28,545)
Other operating assets	(2,862)	4,820
Other operating liabilities	(54,547)	(15,688)
Net cash used in operating activities	(122,410)	(38,702)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(6,965)	(4,942)
Net cash used in investing activities	(6,965)	(4,942)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under ABL Facility	126,000	75,000
Payments of borrowings under ABL Facility	(1,000)	(20,000)
Payments on term loan	(3,438)	(3,438)
Payments for taxes related to net share settlement of equity awards	(4,310)	(5,013)
Payment of debt-issuance costs	—	(35)
Net cash provided by financing activities	117,252	46,514
Effects of exchange rate changes on cash, cash equivalents and restricted cash	160	(156)
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(11,963)	2,714
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	36,135	35,794
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$24,172	$38,508
SUPPLEMENTAL CASH FLOW DATA
Unpaid liability to acquire property and equipment	$3,433	$3,227
Income taxes paid, net of refunds	$16	$(5,152)
Interest paid	$7,127	$7,911
Lease liabilities arising from obtaining operating lease right-of-use assets	$3,722	$—